Exhibit 10.1

ASSIGNMENT AND LICENSE AGREEMENT

This ASSIGNMENT AND LICENSE AGREEMENT (this “Agreement”) is made effective as of March 16, 2006 (the “Effective Date”) by and between BÂRRX Medical, Inc., a Delaware corporation with a place of business at 540 Oakmead Parkway, Sunnyvale, California 94085 (“BÂRRX”) and Curon Medical, Inc., a Delaware corporation with a place of business at 46117 Landing Parkway, Fremont, California 94538 (“Curon”). BÂRRX and Curon are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties”.

BACKGROUND

A. Curon owns or controls certain patent rights pertaining to the ablation of tissue in and around the gastrointestinal tract.

B. BÂRRX is in the business of manufacturing medical devices designed to treat certain gastrointestinal disorders or conditions by ablating tissue in and around the gastrointestinal tract.

C. BÂRRX desires to obtain and Curon desires to grant an assignment of the Assigned Patents (as defined below) and a license under the Licensed Patents (as defined below), all on the terms and conditions set forth herein below.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the following meanings as used in this Agreement:

1.1 “‘206 Patent” means United States Patent No. 6,872,206, corresponding European Patent Application No. 05077167.4, and any other foreign counterpart that may be filed having claims limited to the BÂRRX Field, and any reissue, reexamination or extension thereof.

1.2 “Affiliate” means any Person which is directly or indirectly controlling, controlled by or under common control of a Party, only for so long as such control exists. As used in this Section 1.2, “control” means: (i) in the case of any corporate Person, direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for the election of directors, (ii) in the case of any non-corporate Person, direct or indirect ownership of fifty percent (50%) or more of the equity or income interest, or (iii) in the case of any Person, the direct or indirect ownership or control (by contract, operation of Law or otherwise) of the power to direct the management and policies of such Person.

1.3 “Assigned Patents” means the ‘206 Patent and any and all New ‘206 Patents.

1.4 “BÂRRX Field” means methods and/or apparatuses for (i) the ablation of any tissue where such ablation commences at the mucosal surface of the tissue (including, but not limited to, epithelium, lamina propria, muscularis mucosae, submucosa, muscularis propria, adventitia, Barrett’s esophagus, squamous epithelium, columnar epithelium, neoplastic tissue, vascular tissue and glandular epithelium) in the gastrointestinal tract (including, but not limited to, the alimentary tract, digestive tract, oral cavity, pharynx, esophagus, stomach, pylorus, small intestine, large intestine, sigmoid colon, rectum and anus), and/or (ii) the ablation of vascular tissue, in each case using any energy sources, including, but not limited to, radiofrequency energy and cryotherapy. The BÂRRX Field specifically includes, but is not limited to, present and future methods and/or apparatuses, including BÂRRX, Stellartech or other ablation devices, sizing balloons and generators, for the treatment of Barrett’s esophagus. The BÂRRX Field specifically excludes the Excluded Field.

1.5 “Control” means, as to a particular Patent, possession by Curon or its Affiliate of the power and authority, whether arising by ownership, license or other authorization to grant and authorize under such Patent the right, license or sublicense, as applicable, within the scope granted to BÂRRX in this Agreement. “Controlled” and “Controlling” have their correlative meanings.

1.6 “Excluded Field” means methods and/or apparatuses not included in the BÂRRX Field, including, but not limited to those used for or useful in the ablation of any tissue for the purpose of treating: (a) dyspepsia, other than via mucosal ablation only; (b) fecal incontinence; (c) gastroesophageal reflux disease, other than the treatment of Barrett’s esophagus; (d) gastroparesis; (e) hemorrhoids; (f) hiatal hernia; (g) obesity, other than via mucosal ablation only; (h) sphincter dysfunction, other than the treatment of Barrett’s esophagus; or (i) urinary incontinence.

1.7 “Existing Curon Patents” means the present and currently pending Patents Controlled by Curon or its Affiliates as of the Effective Date, as listed in Schedule 1.7. Existing Curon Patents shall not include any Patent Controlled by Curon that is filed by Curon after the Effective Date of this Agreement.

1.8 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority.

1.9 “Licensed Patents” means the Existing Curon Patents and the New BÂRRX Field Patents.

1.10 “New ‘206 Patents” means any and all continuations and divisionals of the ‘206 Patent, whether existing now or in the future anywhere in the world, that (i) claim priority under 35 U.S.C. § 120 to the ‘206 Patent through U.S. Patent Application Ser. No. 10/963,025 or a 35 U.S.C. § 120 continuing application thereof, and (ii) have claims that are limited to the BÂRRX Field, together with all foreign counterparts of such applications, all patents issuing on any of the preceding applications, and any reissue, reexamination or extension of any of the foregoing in the BÂRRX Field. A listing of the New ‘206 Patents shall be maintained in Schedule 1.10.

1.11 “New BÂRRX Field Patents” means any and all new patent applications anywhere in the world that (i) claim priority to at least one of the Existing Curon Patents or one of the Other Patents (as defined in Section 3.1.5) under 35 U.S.C. § 120 and (ii) claim inventions within the BÂRRX Field and any patents issuing therefrom in the BÂRRX Field. A listing of the New BÂRRX Field Patents shall be maintained in Schedule 1.11.

1.12 “Patent” means any of the following, whether existing now or in the future anywhere in the world: (i) any issued patent, including inventor’s certificates, utility model, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including any continuation, divisional, substitution, additions, continuations-in-part, provisional and converted provisional applications.

1.13 “Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.14 “Prosecution and Maintenance” means, with respect to a specific Patent, the preparation, filing for, prosecution, maintenance thereof and the conduct of interferences, re-examinations, reissues, oppositions or requests for patent term extensions with respect thereto; “Prosecute and Maintain” shall have the correlative meaning.

1.15 “Third Party” means any Person other than Curon or BÂRRX, or their respective Affiliates.

ARTICLE 2

ASSIGNMENT

2.1 Assignment to BÂRRX. Curon hereby assigns, transfers and conveys to BÂRRX any and all of Curon’s right, title and interest in and to the Assigned Patents and the inventions disclosed therein as described in Sections 1.1 and 1.10, including all rights to sue for all past and future infringements and collect all past and future damages, as well as all rights to Prosecute and Maintain, and enforce Assigned Patents in any and all countries of the world. For each of the Assigned Patents, Curon shall deliver to BÂRRX within 30 days an assignment in form reasonably acceptable to BÂRRX to evidence the transfer of the Assigned Patents to BÂRRX. Such assignment shall specify BÂRRX as the owner by assignment of the Assigned Patents.

2.2 Further Assurances. Curon agrees to: (i) execute and deliver to BÂRRX such other instruments of sale, transfer, conveyance, assignment and confirmation; (ii) provide such materials and information at BÂRRX’s expense; and (iii) take such other actions, as BÂRRX may reasonably deem necessary or desirable in order to effectively transfer, convey and assign to BÂRRX, and to confirm BÂRRX’s title to, all of the Assigned Patents, and to assist BÂRRX in exercising all rights with respect thereto at BÂRRX’s expense. Curon further agrees to cooperate with and use reasonable efforts to assist BÂRRX in the Prosecution and Maintenance and enforcement of the Assigned Patents, including assistance with inventor review of patent filings and obtaining relevant signatures on patent documents at BÂRRX’s expense.

2.3 New ‘206 Patents. BÂRRX shall (i) provide prompt written notice to Curon when BÂRRX makes or submits any Patent filing that reasonably could fall within the definition of New ‘206 Patents and (ii) upon Curon’s request, deliver to Curon all patent prosecution documents relating thereto, including providing a copy of the claims. BÂRRX shall maintain in Schedule 1.10 and provide to Curon a listing of all New ‘206 Patents, and their prosecution status, which shall be amended at least quarterly for purposes of updating it. The Parties agree that Curon shall not have any right to Prosecute and Maintain the New ‘206 Patents listed in Schedule 1.10 and, as between the Parties, all such rights shall be retained solely by BÂRRX; however, Curon shall have the right, upon written request, to inspect the prosecution records of any New ‘206 Patent. Accordingly, if Curon makes or submits any Patent filing that reasonably could fall within the definition of New ‘206 Patents, Curon shall at its expense: (i) provide prompt written notice to BÂRRX thereof; and (ii) deliver to BÂRRX all patent prosecution documents relating thereto, including providing a copy of the claims, and such instruments as are necessary to document and transfer title of such New ‘206 Patents from Curon to BÂRRX, in the manner and form, and to the locations, reasonably specified by BÂRRX.

ARTICLE 3

LICENSE GRANTS

3.1 License to BÂRRX.

3.1.1 Grant. Subject to the terms and conditions of this Agreement, Curon hereby grants to BÂRRX a worldwide, exclusive, irrevocable, fully paid-up, perpetual license in the BÂRRX Field under the Licensed Patents to make, have made, use, sell, offer for sale, import and otherwise exploit products covered by the Licensed Patents, and have any and all of the foregoing performed on its behalf, in each case solely for applications in the BÂRRX Field.

3.1.2 Third Party License. The license BÂRRX receives under the provisions of Section 3.1.1 by the grant by Curon of a sublicense permitted under any agreement existing as of the Effective Date between Curon and a Third Party (each, a “Third Party License”) shall be subject to the terms and conditions of the applicable Third Party License. BÂRRX shall be solely responsible for the payment of any and all royalties or other fees due under the Third Party License as a result of activities by or under the authority of BÂRRX in the BÂRRX Field. Curon hereby agrees to use commercially reasonable efforts to keep all Third Party Licenses in effect for the existing term thereof and shall not amend any such Third Party License in a manner that would adversely effect the rights granted to BÂRRX hereunder. Without limiting the foregoing, Curon shall promptly notify BÂRRX of any notice of breach given or received under any Third Party License, or of any dispute likely to give rise to such a notice, and shall cooperate with and afford BÂRRX the reasonable opportunity to cure such breach on behalf of Curon, if so requested by BÂRRX.

3.1.3 Sublicensing. The license granted to BÂRRX under Section 3.1.1 shall include the right to grant and authorize sublicenses within the scope of such license. Any such sublicenses granted pursuant to this Section 3.1.3 shall be subordinate to the terms and conditions of this Agreement.

3.1.4 New BÂRRX Field Patents. BÂRRX shall have the right to file New BÂRRX Field Patents. Curon shall use reasonable efforts to assist BÂRRX in applying for New BÂRRX Field Patents, including assistance with obtaining inventor review of patent filings and signatures on patent documents and providing any documents or information in its possession with respect thereto. BÂRRX shall (i) provide prompt written notice to Curon when BÂRRX makes or submits any Patent filing that reasonably could fall within the definition of New BÂRRX Field Patents and (ii) upon Curon’s request, deliver to Curon all patent prosecution documents relating thereto, including providing a copy of the claims. BÂRRX shall maintain in Schedule 1.11 and provide to Curon a listing of all New BÂRRX Field Patents and their prosecution status, which shall be amended at least quarterly for purposes of updating it. Curon shall have the right, upon written request, to inspect the prosecution records of any New BÂRRX Field Patent.

3.1.5 Other Patents. The Parties acknowledge that Schedule 1.7 does not include all Patents Controlled by Curon or its Affiliates that are present or currently pending as of the Effective Date. Schedule 3.1.5 lists the remaining Patents that are present or currently pending and Controlled by Curon and that are not listed in Schedule 1.7 (collectively, the “Other Patents”). BÂRRX shall have the right to base a claim of priority under 35 U.S.C. § 120 on any Patent listed in Schedules 1.7 or 3.1.5 for any application filed by BÂRRX that claims inventions within the BÂRRX Field (the “Priority Right”). Any assignment of the Other Patents (including in bankruptcy) to any Affiliate or Third Party shall be subject to the foregoing Priority Right. Curon shall use reasonable efforts to assist BÂRRX in applying for New BÂRRX Field Patents, including assistance with obtaining inventor review of patent filings and signatures on patent documents and providing any documents or information in its possession with respect thereto.

3.1.6 Covenant Not to Sue. Curon hereby covenants (i) that within the BÂRRX Field, Curon shall not commence, aid, prosecute or cause to be commenced or prosecuted any legal action or other proceeding alleging infringement (direct or contributory) or inducement of infringement of any Other Patents (including any Patent that may later issue on a pending application within the Other Patents) against BÂRRX, its Affiliates and their sublicensees, distributors, customers and (ii) that any assignment of the Other Patents (including in bankruptcy) to any Affiliate or Third Party shall be subject to the foregoing covenant not to sue. Furthermore, the foregoing covenant not to sue shall inure to the benefit of any successor in interest to BÂRRX and its Affiliates and accordingly any such successor in interest shall have the right to enforce this covenant not to sue.

3.2 Grantback License to Curon.

3.2.1 Grant. To the extent any New ‘206 Patents filed by BÂRRX includes any patent claims that are specifically directed to applications outside the BÂRRX Field (each, a “Non-BÂRRX Field Claim”), and subject to the terms and conditions of this Agreement, BÂRRX shall grant to Curon a worldwide, exclusive, irrevocable, fully paid-up, perpetual license under the Non-BÂRRX Field Claims to make, have made, use, sell, offer for sale, import and otherwise exploit products covered by the Non-BÂRRX Field Claims, and have any and all of the foregoing performed on its behalf, in each case solely for applications outside the BÂRRX Field.

3.2.2 Sublicensing. The license granted to Curon under Section 3.2.1 shall include the right to grant and authorize sublicenses within the scope of such license. Any such sublicenses granted pursuant to this Section 3.2.2 shall be subordinate to the terms and conditions of this Agreement.

ARTICLE 4

PAYMENTS

4.1 Consideration. In consideration of the rights and licenses granted by Curon to BÂRRX hereunder, BÂRRX agrees to pay to Curon:

4.1.1 Two Million Dollars ($2,000,000) in cash, by wire transfer within two (2) days after the Effective Date, and in accordance with written instructions previously provided by Curon to BÂRRX ; and

4.1.2 One Million Dollars ($1,000,000) pursuant to a Secured Promissory Note in the form attached hereto as Exhibit 4.1.2(1), which is secured pursuant to a Security Agreement in the form attached hereto as Exhibit 4.1.2(2), each of which is to be issued on the Effective Date.

4.2 Payments. All amounts payable hereunder by BÂRRX shall be payable in United States Dollars to Curon.

ARTICLE 5

PROSECUTION, MAINTENANCE AND ENFORCEMENT OF LICENSED PATENTS

5.1 Prosecution and Maintenance.

5.1.1 General. Curon shall have the right to control, at its expense, the Prosecution and Maintenance worldwide, in such countries as it deems appropriate, of the Existing Curon Patents using counsel of its choice. Curon shall keep BÂRRX reasonably informed on matters regarding the status of the Prosecution and Maintenance of the Existing Curon Patents and Other Patents. Curon shall maintain in Schedule 1.7 and provide to BÂRRX a listing of the Existing Curon Patents, and their prosecution status, which shall be amended at least quarterly for purposes of updating it. Curon shall also maintain in Schedule 3.1.5 and provide to BÂRRX a listing of the Other Patents therein, and their prosecution status, which shall be amended at least quarterly for purposes of updating it. BÂRRX shall have the right, upon written request, to inspect the prosecution records of any Existing Curon Patents or any Other Patent.

5.1.2 New BÂRRX Field Patents. Notwithstanding anything to the contrary herein, BÂRRX shall have the right to control, at its expense, the Prosecution and Maintenance worldwide, in such countries as it deems appropriate, of the New BÂRRX Field Patents using counsel of its choice. BÂRRX shall keep Curon reasonably informed on matters regarding the status of Prosecution and Maintenance of the New BÂRRX Field Patents by updating Schedule 1.11. Curon agrees to cooperate with and use reasonable efforts to assist BÂRRX in the Prosecution and Maintenance and enforcement of the New BÂRRX Field Patents, including assistance with obtaining inventor review of patent filings and signatures on patent documents and providing any documents or information in its possession with respect thereto, at BÂRRX’s expense.

5.1.3 Backup Prosecution Rights. If Curon elects, at its sole discretion, to abandon any Patent within the Existing Curon Patents, it shall provide BÂRRX at least sixty (60) days’ prior written notice referencing this Section 5.1.3 and referencing the specific Existing Curon Patent(s) that it intends to abandon, and BÂRRX shall have the right to control, at its expense, the Prosecution and Maintenance worldwide of any referenced Existing Curon Patent in the name of Curon.

5.2 Enforcement.

5.2.1 General. If either Party determines that a Third Party is making, using or selling a product that may infringe the Licensed Patents or a Patent licensed under Section 3.2, such Party shall promptly notify the other Party in writing. BÂRRX shall have the first right (itself or through a designee), at its sole option, to bring suit to enforce the Licensed Patents against any infringement directed solely to the BÂRRX Field or to defend any declaratory judgment action with respect thereto; provided, however, that BÂRRX shall keep Curon reasonably informed as to such activities. Curon shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by BÂRRX from an action initiated by BÂRRX to enforce the Licensed Patents shall be first applied to reimburse BÂRRX’s and then Curon’s unreimbursed expenses, including reasonable attorneys’ fees and court costs, incurred by such Party in the course of such action. Any remainder shall be retained by BÂRRX. Curon shall have the first right (itself or through a designee), at its sole option, to bring suit to enforce the Licensed Patents or a Patent licensed in Section 3.2 against any infringement directed solely outside the BÂRRX Field or to defend any declaratory judgment action with respect thereto; provided, however, that Curon shall keep BÂRRX reasonably informed as to such activities. BÂRRX shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Curon from an action initiated by Curon to enforce the Licensed Patents or a Patent licensed in Section 3.2 shall be first applied to reimburse Curon’s and then BÂRRX’s unreimbursed expenses, including reasonable attorneys’ fees and court costs, incurred by such Party in the course of such action. Any remainder shall be retained by Curon.

5.2.2 Backup Enforcement Rights. In the event BÂRRX elects not to initiate an action to enforce the Licensed Patents or a Patent licensed under Section 3.2 against a commercially significant infringement by a Third Party under the provisions of Section 5.2.1, Curon may initiate such action at its expense. BÂRRX shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Curon from an action initiated by Curon to enforce the Licensed Patents or a Patent licensed under Section 3.2 in accordance with this Section 5.2.2 shall be first applied to reimburse Curon’s and then BÂRRX’s unreimbursed expenses, including reasonable attorneys’ fees and court costs, incurred by such Party in the course of such action. Any remainder shall, to the extent the same pertains to an infringement of the Licensed Patents or a Patent licensed under Section 3.2, be divided seventy-five percent (75%) to Curon and twenty-five percent (25%) to BÂRRX. In the event Curon elects not to initiate an action to enforce the Licensed Patents or a Patent licensed in Section 3.2 against a commercially significant infringement by a Third Party under the provisions of Section 5.2.1, BÂRRX may initiate such action at its expense. Curon shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by BÂRRX from an action initiated by BÂRRX to enforce the Licensed Patents or a Patent licensed in Section 3.2 in accordance with this Section 5.2.2 shall be first applied to reimburse BÂRRX’s and then Curon’s unreimbursed expenses, including reasonable attorneys’ fees and court costs, incurred by such Party in the course of such action. Any remainder shall, to the extent the same pertains to an infringement of the Licensed Patents or a Patent licensed in Section 3.2, be divided seventy-five percent (75%) to BÂRRX and twenty-five percent (25%) to Curon.

5.3 Cooperation. Each Party hereby agrees to reasonably cooperate with respect to activities undertaken in accordance with this Article 5, at the other Party’s request and expense, including by joining as a party plaintiff and executing documents. Accordingly in connection therewith, upon the request of and, at the expense of a Party, the other Party shall make available at reasonable times and under appropriate conditions relevant personnel, records, papers, information and other materials in its possession and control.

5.4 Information. Without limiting any of the foregoing, Curon and BÂRRX shall promptly notify each other in writing of any and all matters affecting the validity and/or enforceability of the Licensed Patents.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information or materials furnished to it by the other Party pursuant to this Agreement that either (i) the receiving Party reasonably should have known are confidential and proprietary to the disclosing Party or (ii), if disclosed in tangible form, are marked “Confidential” or with other similar designation to indicate their confidential or proprietary nature or, if disclosed orally, are indicated orally at the time of initial disclosure to be confidential or proprietary by the disclosing Party and are confirmed as being confidential or proprietary by the disclosing Party in a writing delivered to the receiving Party within a reasonable time after such disclosure (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

6.1.1 was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), at the time of disclosure;

6.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

6.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

6.1.4 was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

6.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

Notwithstanding anything herein to the contrary, subject only to the provisions of Sections 6.1.2, 6.1.3 and 6.1.5 above, all prosecution documents and other information relating to (i) the Assigned Patents and the New BÂRRX Field Patents shall be deemed to be Confidential Information of BÂRRX and (ii) the Excluded Field shall be deemed to be Confidential Information of Curon.

6.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder; (ii) to the extent such disclosure is reasonably necessary in Prosecuting and Maintaining Patents in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, obtaining regulatory approval or fulfilling post-approval regulatory obligations for products covered by Licensed Patents (and with respect to BÂRRX, Assigned Patents), or as otherwise required by Law, provided, however, that if a Party is required by Law to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, (but not to the extent inappropriate in the case of patent applications), shall use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with advisors (including financial advisors, lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties.

6.3 Prior NDA Agreement. This Agreement supersedes the Mutual Non Disclosure Agreement between the Parties dated February 10, 2006 (the “Prior NDA”). All information exchanged between the Parties under the Prior NDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 6.

6.4 Confidential Terms/Publicity. Each of Party agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior written consent of the other Party, except (i) to advisors (including financial advisors, attorneys and accountants) and investors on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (ii) as required by any court or other governmental body or as otherwise required by law; or (iii) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (iv) as advisable or required in connection with any government or regulatory filings, including filings with the SEC.

ARTICLE 7

REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

7.1 General. Each Party represents, warrants and covenants to other that (i) it has obtained all necessary corporate approvals to enter into and execute this Agreement; (ii) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted herein, and to perform its obligations hereunder; and (iii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein.

7.2 By Curon. Curon further represents, warrants and covenants to BÂRRX that (i) it is the sole and exclusive owner of the Assigned Patents and has the full right and authority to grant the assignment and licenses granted to BÂRRX herein; (ii) it has not previously granted, and will not grant during the Term, any right, license or interest in or to the Licensed Patents, or any portion thereof that is in conflict with the rights or licenses granted to BÂRRX under this Agreement; (iii) the Assigned Patents are free and clear of any lien, charges, encumbrances and security interests; (iv) to Curon’s knowledge, the Licensed Patents and Other Patents are free and clear of any lien, charges, encumbrances and security interests; (v) to Curon’s knowledge, as of the Effective Date, there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Licensed Patents or Assigned Patents; (vi) as of the Effective Date, it does not know of any facts or circumstances that would render any portion of the Licensed Patents or Assigned Patents invalid or unenforceable, (vii) Schedules 1.7 and 3.1.5 together list, as of the Effective Date, all present and currently pending Patents Controlled by Curon, (viii) Curon has provided to BÂRRX a true, correct and complete copy of each Third Party License as such is in effect as of the Effective Date, (ix) as of the Effective Date, to Curon’s knowledge, neither it nor any of its licensees under a Third Party Agreement is in material breach of any provision of such Third Party Agreement, and Curon has neither given to, nor received from such licensee notice of any such breach.

7.3 By BÂRRX. BÂRRX further represents, warrants and covenants to Curon that (i) it has the full right and authority to grant the licenses granted to Curon herein; and (ii) it has not previously granted, and will not grant during the Term, any right, license or interest in or to the Patents licensed under Section 3.2, or any portion thereof that is in conflict with the rights or licenses granted to Curon under this Agreement;

7.4 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification of Curon. BÂRRX shall indemnify and hold harmless each of Curon and its Affiliates, and the directors, officers, and employees of Curon and of such Affiliates, and the successors and assigns of any of the foregoing (the “Curon Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of settlement) (any of the foregoing, a “Claim”) incurred by any Curon Indemnitee, based upon (i) a claim of a Third Party, to the extent resulting from the breach of any of BÂRRX’s express obligations, representations and warranties set forth in this Agreement or (ii) a claim relating to product liability concerning any product, process, or service, made, used or sold pursuant to any assigned right or license granted to BÂRRX under this Agreement.

8.2 Indemnification of BÂRRX. Curon shall indemnify and hold harmless each of BÂRRX and its Affiliates, and the directors, officers, and employees of BÂRRX and of such Affiliates, and the successors and assigns of any of the foregoing (the “BÂRRX Indemnitees”), from and against any and all Claims incurred by any BÂRRX Indemnitee, based (i) a claim of a Third Party, to the extent resulting from the breach of any of Curon’s express obligations, representations and warranties set forth in this Agreement or (ii) a claim relating to product liability concerning any product, process, or service, made, used or sold pursuant to any license granted to Curon under this Agreement.

8.3 Procedure. A Party that intends to claim indemnification under this Article 8 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to require such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification obligations of the parties in this Article 8 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 8. The Indemnitee under this Article 8 and its employees shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim covered by this indemnification.

ARTICLE 9

MISCELLANEOUS

9.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to conflicts of laws principles.

9.2 Assignment. This Agreement may not be assigned by either Party without the prior consent of the other Party hereto, except to a Person that succeeds to all or substantially all of the first Party’s business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 9.1 shall be null and void.

9.3 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

9.4 Force Majeure. Except with respect to the payment of money, in the event either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, terrorism, war, invasion, strikes, riots, earthquakes, storms, fires, energy shortage, acts of government or governmental agencies, or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

9.5 Notices. All notices, requests and communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission (receipt confirmed), mailed by registered or certified mail (return receipt requested) postage prepaid, or sent by international express courier service (e.g., Federal Express), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to following addresses of the Parties, or such other address as may be specified in writing to the other Party:

If to BÂRRX,

addressed to:	BÂRRX Medical, Inc.
540 Oakmead Parkway
Sunnyvale, California 94085
Attention:
Telephone:
Facsimile:

with a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94303
Attention: James Shay or Ian Edvalson
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

If to Curon,

addressed to:	Curon Medical, Inc.
46117 Landing Parkway
Fremont, California 94538
Attention:
Telephone:
Facsimile:

with a copy to:	Ryan Kromholz & Manion, S.C.
P.O. Box 26618
Milwaukee, WI 53226-0618
Attention: Daniel R. Ryan
Telephone: 262-783-1300
Facsimile: 262-783-1211

9.6 Waiver. Neither Party shall be deemed to waive or release any of its rights or interests in this Agreement except if provided in an express writing. The failure of a Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by a Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

9.7 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.8 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections and Exhibits to this Agreement and references to this Agreement include all such subparts. Unless context otherwise clearly requires, whenever used in this Agreement: (i) he words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any and all subparts); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(vi) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; and (ix) references to any specific Law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement Law thereof.

9.9 Independent Contractors. The relationship of Curon and BÂRRX established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Curon and BÂRRX. No Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other Party.

9.10 Bankruptcy. All rights and licenses granted hereunder or pursuant hereto are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses to rights of “intellectual property,” as defined thereunder. Notwithstanding any provision contained herein to the contrary, if the Party granting such rights is under any proceeding under the United States Bankruptcy Code and the trustee in bankruptcy of such Party, or such Party, as a debtor in possession, rightfully elects to reject this Agreement, the licensed Party shall have the right, pursuant to Sections 365(n)(1) and 365(n)(2) of the United States Bankruptcy Code, to retain any and all of the rights licensed to it hereunder, to the maximum extent permitted by law, subject to any payments due to the licensor Party as specified herein. The Parties intend that any other similar Law (whether domestic or foreign) applicable in bankruptcy of a Party apply hereto.

9.11 Covenant of Further Assurances. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement, including making any filings with the U.S. Patent and Trademark Office or any foreign equivalents reasonable or necessary to register the licenses and assignments granted hereunder.

9.12 No Implied Obligations. Except as otherwise provided by Law, this Agreement is not intended and shall not create any implied obligation on behalf of either Party.

9.13 Entire Agreement; Modification. This Agreement with its Exhibits set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties, including the Prior NDA. No modification to this Agreement shall be enforceable except if in a writing referencing this Agreement and signed by an authorized representative of the Party against whom it will be enforced. For clarity, once effective any agreement entered into pursuant to this Agreement shall be independent from this Agreement and the rights and obligations of the parties thereto shall be independent herefrom.

9.14 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

[The remainder of this page left intentionally blank; signature page follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate by their duly authorized representatives as of the Effective Date.

CURON MEDICAL, INC.		BÂRRX MEDICAL, INC.

By:	/s/ Larry C. Heaton II	By:	/s/ Greg Barrett
Name:	Larry C. Heaton II	Name:	Greg Barrett
Title:	President & CEO	Title:	President & CEO